Exhibit (a)(1)(B)
LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS
DORAL FINANCIAL CORPORATION
Offer to Exchange
Shares of Doral Financial Corporation Common Stock and Pay a Cash Premium for
Outstanding Shares of Doral Financial Corporation
4.75% Perpetual Cumulative Convertible Preferred Stock (CUSIP No. 25811P704)
7.00% Noncumulative Monthly Income Preferred Stock, Series A (CUSIP No. 25811P209)
8.35% Noncumulative Monthly Income Preferred Stock, Series B (CUSIP No. 25811P308)
7.25% Noncumulative Monthly Income Preferred Stock, Series C (CUSIP No. 25811P407)
Pursuant to the Offer to Exchange dated May 7, 2009
To The Depository Trust Company Participants:
          We are enclosing herewith the documents listed below relating to the exchange offer by Doral Financial Corporation (“Doral” or the “Company”), of a number of properly tendered and accepted shares of preferred stock (collectively, the “Preferred Stock” and each series of Preferred Stock, a “series”) for newly issued shares of Doral’s common stock, par value $0.01 per share (the “Common Stock”), plus a cash payment (the “cash premium”) in accordance with the assigned acceptance priority levels (each, an “acceptance priority level”) and the maximum aggregate liquidation amount of preferred stock that will be accepted for each series (each, an “acceptance priority cap”) as described below. The terms and conditions of the exchange offer are set forth in the offer to exchange dated May 7, 2009 (the “Offer to Exchange”) and the Letter of Transmittal dated May 7, 2009 (the “Letter of Transmittal”). Subject to the terms and conditions of the exchange offer, including the proration terms described in the Offer to Exchange, shares of Preferred Stock properly tendered (and not withdrawn) will be accepted in order of the acceptance priority levels, with acceptance priority level 1 being the highest priority level. The aggregate liquidation amount of Preferred Stock accepted in the exchange offer will be subject to a maximum of $200,000,000 and any applicable acceptance priority cap.
          The table below sets forth, among other things, each series of Preferred Stock that is the subject of the exchange offer and, with respect to each series, the acceptance priority level, the acceptance priority cap, the number of shares of Common Stock and cash premium that we are offering for each share of Preferred Stock (the “exchange offer consideration”), and the total exchange offer consideration as a percentage of the liquidation amount. Certain terms used but not defined herein have the meanings ascribed to them in the Offer to Exchange.

					Exchange Offer Consideration Per Share
								Total
		Aggregate						Consideration
	Liquidation	Liquidation						as % of
	Amount per	Amount	Acceptance Priority		Common	Cash	Total	Liquidation
Title of Security	Share	Outstanding	Level	Cap	Shares *	Premium	Consideration*	Amount

4.75% Perpetual Cumulative Convertible Preferred Stock	$250.00	$345,000,000	1	$155,250,000	8.762	$12.50	$50.00	20.0%

7.00% Noncumulative Monthly Income Preferred Stock, Series A	$50.00	$74,750,000	2	$33,637,500	2.161	$2.00	$11.25	22.5%

8.35% Noncumulative Monthly Income Preferred Stock, Series B	$25.00	$50,000,000	2	$22,500,000	1.081	$1.00	$5.63	22.5%

7.25% Noncumulative Monthly Income Preferred Stock, Series C	$25.00	$103,500,000	2	$46,575,000	1.081	$1.00	$5.63	22.5%

*	The number of shares of common stock offered per share of preferred stock is calculated by using a fraction, the numerator of which is the exchange offer consideration per share of preferred stock for a particular series less the cash premium offered per such share of preferred stock and the denominator of which is $4.28 per offered share of common stock, the average of closing prices per share of common stock for the 20-day period immediately preceding the date of this offer to exchange. Total consideration is the amount of the cash premium plus the value of the common shares offered based on a price per share of $4.28. Since the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering your shares being different than the value reflected in the table above.
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 8, 2009, UNLESS EXTENDED OR EARLIER TERMINATED BY DORAL (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). IN ORDER TO BE ELIGIBLE TO RECEIVE THE CASH AND SHARES OF COMMON STOCK OFFERED UPON TENDER OF THE PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER, HOLDERS OF PREFERRED STOCK (“HOLDERS”) MUST TENDER AND NOT WITHDRAW THEIR PREFERRED STOCK BEFORE 5:00 P.M., NEW YORK CITY TIME ON THE EXPIRATION DATE.
          Only Preferred Stock validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange.
          Doral is requesting that you contact your clients for whom you hold shares of Preferred Stock through your account with The Depository Trust Company (“DTC”) regarding the Offer to Exchange. For your information and for forwarding to your clients for whom you hold shares of Preferred Stock through your DTC account, enclosed herewith are copies of the following documents:
1. Offer to Exchange;
2. Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines); and
3. Letter that may be sent to your clients for whose accounts you hold shares of Preferred Stock through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the Offer to Exchange.
          We urge you to contact your clients promptly. Please note that the Offer to Exchange will expire on the Expiration Date, unless extended or earlier terminated. The Offer to Exchange is subject to certain conditions. Please see the section of the Offer to Exchange entitled “The Exchange Offer—Conditions of the Exchange Offer.”
          To participate in the Offer to Exchange, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or agent’s message through the automated tender offer program (“ATOP”) of DTC in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and the book-entry transfer procedures should be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange.
          Doral will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of the shares of Preferred Stock pursuant to the Offer to Exchange. Doral will not pay or cause to be paid any transfer taxes payable on the transfer of the shares of Preferred Stock to Doral, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.
          Additional copies of the enclosed materials may be obtained by calling the Information Agent (Attention: Doral) at (212) 929-5500 (Call Collect) or (800) 322-2885 (Call Toll-Free).
Very truly yours,
DORAL FINANCIAL CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF DORAL, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE ACCOMPANYING LETTER OF TRANSMITTAL.